UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: November 21, 2013

ALAS AVIATION CORP.
 (Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

000-28562	94-2857548
(Commission File Number)	(I.R.S. Employer
Identification No.)

2741 Lemon Grove Ave, Lemon Grove, CA 919
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (714) 724-3355

               (fka LMK Global Resources, Inc.)
4002 Highway 78, Suite 530-324, Snellville, GA  30039
 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Reference is made to Item 8.01 of this current report filed on Form 8-K filed with the Commission.

Item 5.02 Departure of Directors or Certain Officers

(b) Departure of Certain Officers.

On November 20, 2013 the board of directors of the Company accepted the resignations of the following officers: Warrick A. Morgan as Chief Financial Officer and Arancha Gonzalez as Treasurer and on November 21, 2013, removed Arnold B. Leonora as President and Chief Executive Officer and Franklin Darrell Richardson as Chief Operating Officer as part of the cancelation of the Share Exchange Agreement referred to in Items 1.02 and 8.01 of this current report filed on Form 8-K with the Commission.

(c) Appointment of Certain Officers.

Following the forgoing officers’ departure,  our board of directors appointed Frank Drechsler as President, Chief Executive Officer, Chief Financial Officer and Treasurer.  Mr. Drechsler will retain these officer positions on an interim basis until suitable replacements are identified and appointed or until his earlier resignation or removal.

Item 8.01 Other Events.

On October 31, 2013 the purchase agreement and refinancing extension between Air Transport Group Private Equity, Inc. (“ATG”) and Arnold Leonora, on the one hand, and Imesapi, S.A., on the other, for the purchase of Corporacion Ygnus Air, S.A. expired.  As a result, the Company has elected not to proceed with closing on the share exchange agreement by and among  Mr. Leonora, ATG and Alas.  The Company intends to continue with its current business plan; however, it is open to new opportunities that will enhance shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 21, 2013

ALAS AVIATION CORP.

By:	/s/ Frank Drechsler
Frank Drechsler Chief Executive Officer